As filed with the Securities and Exchange Commission on May 1, 2026

Registration No. 333-180647

Registration No. 333-109016

Registration No. 333-104423

Registration No. 333-83096

Registration No. 333-65656

Registration No. 333-62388

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-3 REGISTRATION STATEMENT NO. 333-180647

FORM S-3 REGISTRATION STATEMENT NO. 333-109016

FORM S-3 REGISTRATION STATEMENT NO. 333-104423

FORM S-3 REGISTRATION STATEMENT NO. 333-83096

FORM S-3 REGISTRATION STATEMENT NO. 333-65656

FORM S-3 REGISTRATION STATEMENT NO. 333-62388

UNDER

THE SECURITIES ACT OF 1933

SunOpta Inc.

(Exact name of Registrant as specified in its charter)

Canada	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

7078 Shady Oak Road Eden Prairie, Minnesota 55344 (Address of principal executive offices) (Zip Code)

Copy to:

Greg Gaba Chief Financial Officer 7078 Shady Oak Road Eden Prairie, MN 55344 (952) 820-2518 (Name, address and telephone number including area code, of agent for service)	Eric Zhi Simpson Thacher & Bartlett LLP 1000 Main Street, Suite 2900 Houston, TX 77002 (713) 423-8732

Approximate date of commencement of proposed sale to the public:

Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box: ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”) filed by SunOpta Inc. (the “Registrant”) relate to the following registration statements on Form S-3 (together, the “Registration Statements”):

1. Registration Statement No. 333-180647, filed with the U.S. Securities and Exchange Commission (the “Commission”) on April 10, 2012, as amended on June 25, 2012 and July 19, 2012, relating to the resale of up to 850,000 common shares, no par value, of the Registrant (the “Common Shares”) by a selling security holder;

2. Registration Statement No. 333-109016, filed with the Commission on September 22, 2003, as amended September 30, 2003, relating to the resale of up to 196,809 Common Shares by selling security holders;

3. Registration Statement No. 333-104423, filed with the Commission on April 10, 2003, as amended July 14, 2003 and July 25, 2003, relating to the resale of up to 1,863,744 Common Shares by selling security holders;

4. Registration Statement No. 333-83096, filed with the Commission on February 20, 2002, as amended February 27, 2002, relating to the resale of up to 4,250,000 Common Shares by selling security holders;

5. Registration Statement No. 333-65656, filed with the Commission on July 23, 2001, as amended July 27, 2001 and August 15, 2001, relating to the resale of up to 5,358,794 Common Shares by selling security holders; and

6. Registration Statement No. 333-62388, filed with the Commission on June 6, 2001, as amended June 21, 2001, relating to the resale of up to 112,500 Common Shares by a selling security holder.

On May 1, 2026, pursuant to the Arrangement Agreement, dated February 6, 2026 (the “Arrangement Agreement”) by and among the Registrant, Pegasus BidCo B.V., a private company with limited liability incorporated under the laws of the Netherlands (“Parent”), and 2786694 Alberta Ltd., a corporation formed under the laws of the Province of Alberta and a wholly-owned subsidiary of Parent (“Purchaser”), Purchaser acquired all of the issued and outstanding common shares of the Company, including the common shares issuable on the exchange of the Company’s issued and outstanding shares of Series B-1 Preferred Stock, by way of a court-approved statutory plan of arrangement under the Canada Business Corporations Act. As a result of the transactions contemplated by the Arrangement Agreement, the Registrant has terminated any and all offerings and sales of securities pursuant to the Registration Statements. In accordance with the undertakings made by the Registrant in each of the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities of the Registrant registered under such Registration Statement which remain unsold at the termination of the offering, the Registrant hereby terminates the effectiveness of the Registration Statements and removes from registration all of the securities that remain unsold under the Registration Statements as of the date hereof, if any.

The Registrant is filing these Post-Effective Amendments to withdraw and remove from registration all securities registered pursuant to the Registration Statements that remain unsold as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities. After giving effect to these Post-Effective Amendments, there will be no remaining securities registered by the Registrant pursuant to the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in City of Eden Prairie, Minnesota, on May 1, 2026.

SUNOPTA INC.

By:	/s/ Greg Gaba
Name: Greg Gaba
Title: Chief Financial Officer

Pursuant to Rule 478 under the Securities Act of 1933, no other person is required to sign these Post-Effective Amendments.